Exhibit 4.1

NEITHER THIS DEBENTURE NOR THE SECURITIES INTO WHICH THIS DEBENTURE IS CONVERTIBLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE. THESE SECURITIES HAVE BEEN SOLD IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.

FOR PURPOSES OF THE UNITED STATES INTERNAL REVENUE CODE OF 1986, AS AMENDED (the “Code”), this Debenture is issued with original issue discount. The Holder (as defined below) may contact LORA MIKOLAITIS AT (203) 409-5444, who will, not later than ten days after the date hereof, promptly make available to the Holder, upon request, the following information: (1) the issue price and issue date of this Debenture, (2) the amount of Original Issue Discount of this Debenture, and (3) the Yield to Maturity of this Debenture.

STREAMEX CORP.

(F/K/A BIOSIG TECHNOLOGIES, INC.)

Form of Secured Convertible Debenture

Principal Amount: $25,000,000

Debenture Issuance Date: November 4, 2025

Debenture Number: STEX-01

FOR VALUE RECEIVED, Streamex Corp. (f/k/a BioSig Technologies, Inc.), an entity organized under the laws of the State of Delaware (the “Company”), hereby promises to pay to the order of YA II PN, Ltd., a Cayman Islands exempt limited company, or its registered assigns (the “Holder”), the amount set out above as the principal amount (as reduced or increased pursuant to the terms hereof pursuant to conversion or otherwise, the “Principal”), the Payment Premium or the Prepayment Premium when due, whether upon the Maturity Date (as defined below), acceleration or otherwise (in each case in accordance with the terms hereof) and to pay interest (“Interest”) on any outstanding Principal at the applicable Interest Rate from the date set out above as the Debenture Issuance Date (the “Issuance Date”) until the same becomes due and payable, whether upon the Maturity Date or acceleration, conversion or otherwise (in each case in accordance with the terms hereof). This Secured Convertible Debenture (including all debentures issued in exchange, transfer or replacement hereof, this “Debenture”) was originally issued pursuant to the Secured Convertible Debenture Purchase Agreement, dated as of July 7, 2025, as it may be amended from time to time (the “Purchase Agreement”) between the Collateral Agent, the Company and the Holder. Certain capitalized terms used herein are defined in Section (15). All Obligations owed by the Company to the Holder under this Debenture and each other Transaction Document are guaranteed by the Guarantors pursuant to the Guaranty and secured by Liens on certain assets of the Company and the Guarantors pursuant to the Security Documents.

(1) GENERAL TERMS

(a) Maturity Date. On the Maturity Date, the Company shall pay to the Holder an amount representing all outstanding Principal, together with the Payment Premium in respect of such Principal amount, in cash, and accrued and unpaid Interest in the form determined by the Company pursuant to Section 1(b), and any other amounts outstanding pursuant to the terms of this Debenture. The “Maturity Date” shall be November 4, 2027. Other than as specifically permitted by this Debenture, the Company may not prepay or redeem any portion of the outstanding Principal and accrued and unpaid Interest.

(b) Interest Rate and Payment of Interest. Interest shall accrue on the outstanding Principal balance hereof at an annual rate equal to 4.00% (“Interest Rate”), which Interest Rate shall increase to an annual rate of 18.00% upon the occurrence of an Event of Default (for so long as such event remains uncured). Interest shall be calculated based on a 365-day year and the actual number of days elapsed, to the extent permitted by applicable law. Interest shall accrue during the term of this Debenture and shall be due and payable on the Maturity Date, acceleration or conversion of the outstanding Principal. For the avoidance of doubt, Interest shall be payable, at the election of the Company, either (i) in cash or (ii) in kind by issuance of Underlying Shares upon conversion of this Debenture in accordance with the terms set forth herein.

(c) Monthly Payments. If, any time after the Issuance Date set forth above, and from time to time thereafter, an Amortization Event has occurred, then the Company shall make monthly cash payments beginning on the 7th Trading Day after the Amortization Event Date and continuing on the same day of each successive Calendar Month until the entire outstanding amounts shall have been repaid. Each monthly cash payment shall be in an amount equal to the sum of (i) $5,000,000 of Principal in the aggregate among this Debenture and all Other Debentures (or the outstanding Principal, if less than such amount (the “Amortization Principal Amount”), plus (ii) the Payment Premium in respect of such Amortization Principal Amount, plus (iii) all accrued and unpaid interest hereunder as of each payment date. The obligation of the Company to make monthly cash payments related to an Amortization Event shall cease (with respect to any payment that has not yet come due) if at any time after the Amortization Event Date (A) in the event of a Floor Price Event, on the date that is the 10th consecutive Trading Day that the daily VWAP is greater than the Floor Price then in effect, (B) in the event of an Exchange Cap Event, the date the Company has obtained stockholder approval to increase the number of Common Shares under the Exchange Cap and/or the Exchange Cap no longer applies, or (C) in the event of a Registration Event, the condition or event causing the Registration Event has been cured or the Holder is able to resell the Common Shares issuable upon conversion of this Debenture in accordance with Rule 144 under the Securities Act, unless a subsequent Amortization Event occurs. If this Debenture and any Other Debentures are held by more than one holder, then the Amortization Principal Amount and Payment Premium in respect of such Amortization Principal Amount shall be allocated to each holder based on each holder’s pro-rata portion of the total outstanding Principal amount outstanding on this Debenture and all Other Debentures. If this Debenture and all Other Debentures are held by one holder, then such holder shall decide the allocation of payments between this Debenture and all Other Debentures in its sole discretion.

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(d) Optional Prepayment. The Company, at its option, shall have the right, but not the obligation, to pay (“Optional Prepayment”), prior to the Maturity Date, a portion of or all amounts outstanding under this Debenture; provided that (i) the Company must provide the Holder with at least ten (10) Trading Days’ prior written notice (each, a “Prepayment Notice”) of its desire to exercise an Optional Prepayment, and (ii) on the date the Prepayment Notice is issued, the VWAP is less than the Fixed Price (as defined herein). Each Prepayment Notice shall be irrevocable and shall specify the outstanding balance of the Debenture to be prepaid and the Prepayment Amount. The “Prepayment Amount” shall be equal to the outstanding Principal balance being prepaid by the Company, plus the Prepayment Premium (as defined below), plus all accrued and unpaid Interest. After receipt of the Prepayment Notice, the Holder shall have ten (10) Trading Days to elect to convert all or any portion of this Debenture. On the eleventh (11th) Trading Day after the Prepayment Notice, the Company shall deliver to the Holder the Prepayment Amount with respect to the Principal amount redeemed after giving effect to conversions or other payments effected during the ten (10) Trading Day period.

(e) Payment Dates. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

(2) RESERVED.

(3) EVENTS OF DEFAULT.

(a) An “Event of Default”, wherever used herein, means any one of the following events (whatever the reason and whether it shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

(i) The Company’s or any Guarantor’s failure to pay to the Holder any amount of Principal after such payment is due, or any Interest, Prepayment Premium, Payment Premium or other amounts when and as due under this Debenture or any other Transaction Document and such failure continues for a period of five (5) Business Days;

(ii) (A) The Company or any Significant Subsidiary of the Company shall commence, or there shall be commenced against the Company or any Significant Subsidiary of the Company, any proceeding under any applicable bankruptcy or insolvency laws as now or hereafter in effect or any successor thereto, or the Company or any Significant Subsidiary of the Company commences, or there shall be commenced against the Company or any Significant Subsidiary of the Company, any other proceeding under any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency, liquidation or similar law of any jurisdiction whether now or hereafter in effect, which remains undismissed for a period of sixty one (61) days; (B) the Company or any Significant Subsidiary of the Company is adjudicated insolvent or bankrupt; (C) any order of relief or other order approving any such case or proceeding is entered; (D) the Company or any Significant Subsidiary of the Company suffers any appointment of any custodian, private or court appointed receiver or the like for it or all or substantially all of its property which continues undischarged or unstayed for a period of sixty one (61) days; (E) the Company or any Significant Subsidiary of the Company makes a general assignment of all or substantially all of its assets for the benefit of creditors; (F) the Company or any Significant Subsidiary of the Company shall fail to pay, or shall state that it is unable to pay, or shall be unable to pay, its debts generally as they become due; (G) the Company or any Significant Subsidiary of the Company shall call a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts; (H) the Company or any Significant Subsidiary of the Company shall by any act or failure to act expressly indicate its consent to, approval of or acquiescence in any of the foregoing; or (I) any corporate or other action is taken by the Company or any Significant Subsidiary of the Company for the purpose of effecting any of the foregoing;

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(iii) The Company or any Significant Subsidiary of the Company shall default in any of its obligations under any note, debenture, or any mortgage, credit agreement or other facility, indenture agreement, factoring agreement or other instrument under which there may be issued, or by which there may be secured or evidenced, any indebtedness for borrowed money or money due under any long term leasing or factoring arrangement of the Company or any Significant Subsidiary of the Company in an amount exceeding $1,000,000, whether such indebtedness now exists or shall hereafter be created and such default shall (A) result in such indebtedness becoming or being declared due and payable or (B) not be cured in accordance with the agreements governing such indebtedness within the time prescribed by such agreements, or if no time is prescribed within such agreements for the cure of such default, within ten (10) Trading Days;

(iv) a final judgment or judgments for the payment of money aggregating in excess of $1,000,000 are rendered against the Company and/or any of its Subsidiaries and which judgments are not, within thirty (30) days after the entry thereof, bonded, discharged, settled or stayed pending appeal, or are not discharged within thirty (30) days after the expiration of such stay; provided, however, any judgment which is covered by insurance or an indemnity from a creditworthy party shall not be included in calculating the $1,000,000 amount set forth above so long as the Company provides the Holder a written statement from such insurer or indemnity provider (which written statement shall be reasonably satisfactory to the Holder) to the effect that such judgment is covered by insurance or an indemnity and the Company or such Subsidiary (as the case may be) will receive the proceeds of such insurance or indemnity within thirty (30) days of the issuance of such judgment;

(v) The Common Shares shall cease to be quoted or listed for trading, as applicable, on any Principal Market for a period of ten (10) consecutive Trading Days;

(vi) The Company or any Subsidiary of the Company shall be a party to any Change of Control Transaction (as defined in Section (15));

(vii) The Company’s (A) failure to deliver the required number of Common Shares to the Holder within one (1) Trading Day after the applicable Share Delivery Date or (B) written notice to any Holder, including by way of public announcement, at any time, of its intention not to comply with a request for conversion of any Debenture into Common Shares that is tendered in accordance with the provisions of the Debenture, other than pursuant to Section (4)(c);

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(viii) The Company shall fail for any reason to deliver the payment in cash pursuant to a Buy-In (as defined herein) within five (5) Business Days after such payment is due;

(ix) The Company’s (A) failure to timely file with the Commission any Periodic Report on or before the due date of such filing as established by the Commission, it being understood, for the avoidance of doubt, that such due date includes any permitted filing deadline extension under Rule 12b-25 under the Exchange Act, if such failure is not cured within five (5) Business Days, or (B) loss of Form S-3 eligibility;

(x) Any representation or warranty made or deemed to be made by or on behalf of the Company or any Guarantor in or in connection with any Transaction Document, or any waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Transaction Document, shall be untrue in any material respect when made or deemed made;

(xi) (A) Any provision of any Transaction Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder, ceases to be in full force and effect; (B) the Company or any other Person contests in writing the validity or enforceability of any provision of any Transaction Document; or (C) the Company or any Guarantor denies in writing that it has any or further liability or obligation under any Transaction Document, or purports in writing to revoke, terminate (other than in line with the relevant termination provisions) or rescind any Transaction Document;

(xii) The Company uses the proceeds of the issuance of this Debenture, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulations T, U and X of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof), or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose;

(xiii) Any breach of any term of any other debenture, note, or instrument held by the Holder in the Company or any agreement between or among the Company and the Holder;

(xiv) A Registration Default occurs;

(xv) Any provision of any Security Document shall at any time for any reason (other than pursuant to the express terms thereof or (other than action or inaction on the part of the Holder, the Collateral Agent or any of their respective agents)) cease to be valid and binding on or enforceable against the Company, any Guarantor or any Subsidiary intended to be a party thereto, or the validity or enforceability thereof shall be contested by any party thereto or any other Person, or a proceeding shall be commenced by the Company, any Guarantor or any Subsidiary or any Governmental Entity having jurisdiction over any of them, seeking to establish the invalidity or unenforceability thereof, or the Company, any Guarantor or any Subsidiary shall deny in writing that it has any liability or obligation purported to be created under any Security Document;

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(xvi) Any Security Document shall for any reason fail or cease to create a valid and perfected and first priority Lien, in favor of the Collateral Agent for the benefit of the holders of the Debentures or any of the other Secured Parties (as defined in the Purchase Agreement), on any of the assets purported in such Security Document to be encumbered by the Lien purported to be created pursuant to such Security Document, or, other than as expressly contemplated by the Transaction Documents or otherwise expressly approved in a writing executed by the Collateral Agent, any such asset shall at any time cease to be encumbered by such valid and perfected and first priority Lien;

(xvii) The Company or any Guarantor shall fail to observe or perform any material covenant, agreement or warranty contained in, or otherwise commit any material breach or default of any provision of this Debenture (except as may be covered by Section (3)(a)(i) through (3)(a)(xvi) or by Section 3(a)(xviii) through 3(a)(xxi) hereof) or any other Transaction Document which is not cured or remedied within the time prescribed or if no time is prescribed within ten (10) Business Days;

(xviii) The Company shall have filed a registration statement on a Form S-3 or a Form S-1 or the Resale Registration Statement (as defined herein) to register for resale under the Securities Act the Common Shares issued to shareholders of Streamex Exchange Corporation pursuant to that certain Share Purchase Agreement by and between the Company, Streamex Exchange Corporation, BST Sub ULC, 1540875 B.C. Ltd., and 1540873 B.C. Ltd., dated May 23, 2025, prior to one hundred and eighty (180) days following the date of the special meeting of stockholders whereby the Company obtained the Debenture Stockholder Approval, the Exchange Stockholder Approval and the SEPA Stockholder Approval (as such terms are defined in the Purchase Agreement), except as permitted by Section 4(s) of the Purchase Agreement;

(xix) Any Control Agreement (as defined in any Guaranty) ceases to be in full force and effect after such Control Agreement is executed and delivered to Collateral Agent, without the express prior written consent of Collateral Agent;

(xx) The Company files any registration statements on Form S-3, Form S-1, or otherwise prior to the Resale Registration Statement being declared effective by the Commission, except as permitted by Section 4(s) of the Purchase Agreement;

(xxi) The Company shall have failed to obtain, and deliver to the Buyer and Placement Agents, the Exchangeable Share Lock-Up Agreements within twenty (20) calendar days of the First Closing Date; or

(xxii) The occurrence of an “Event of Default” as defined in any Transaction Document.

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(b) During the time that any portion of this Debenture is outstanding, if any Event of Default has occurred (other than an event with respect to the Company or any Significant Subsidiary of the Company described in Section (3)(a)(ii)), the full unpaid Principal Amount of this Debenture, together with the Payment Premium in respect of the Principal amount that was due and payable on the date of the Event of Default, accrued and unpaid interest and other amounts owing in respect thereof and other Obligations accrued hereunder and under the other Transaction Documents, to the date of acceleration, shall become at the Holder’s election given by notice pursuant to Section (8), immediately due and payable in cash; provided that, in the case of any event with respect to the Company or any Significant Subsidiary of the Company described in Section (3)(a)(ii), the full unpaid Principal amount of this Debenture, together with the Payment Premium(s) in respect of the Principal amount that was due and payable on the date of the Event of Default, accrued and unpaid interest and other amounts owing in respect thereof and other Obligations accrued hereunder and under the other Transaction Documents, to the date of acceleration, shall automatically become due and payable, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company on behalf of itself and its Subsidiaries. Furthermore, in addition to any other remedies, the Holder shall have the right (but not the obligation) to convert, at the Conversion Price, on one or more occasions all or part of the Conversion Amount in accordance with Section (4) and subject to the limitations in Section (4)(c) at any time after (x) an Event of Default or (y) the Maturity Date, provided that this Debenture remains outstanding, at the Conversion Price. The Holder need not provide and the Company hereby waives (on behalf of itself and its Subsidiaries) any presentment, demand, protest or other notice of any kind (other than required notice of conversion) and the Holder may immediately enforce (or order the Collateral Agent to enforce, if applicable) any and all of its rights and remedies hereunder and under the other Transaction Documents and all other rights and remedies available to it under applicable law. Such declaration may be rescinded and annulled by the Holder in writing at any time prior to payment hereunder. No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereon.

(4) CONVERSION OF DEBENTURE. This Debenture shall be convertible into Common Shares, on the terms and conditions set forth in this Section (4).

(a) Conversion Rights.

(i) Optional Conversion Right of Holder. Subject to the limitations of Section (4)(c), at any time or times on or after the Issuance Date (each such date, the “Optional Conversion Date”), the Holder shall be entitled to convert any portion of the outstanding and unpaid Conversion Amount (as defined below) into fully paid and nonassessable Common Shares in accordance with Section (4)(a)(iv) (the “Optional Conversion”), at the Conversion Price (as defined below). The number of Common Shares issuable upon conversion of any Conversion Amount pursuant to this Section (4)(a)(i) shall be determined by dividing (x) such Conversion Amount by (y) the Conversion Price.

(ii) Mandatory Conversion Right of Company. Subject to limitations of Section 4(c), if at any time following the date that is six (6) months after the issuance of this Debenture, the daily VWAP for any twenty (20) Trading Days during a thirty (30) consecutive Trading Day period (the “Measurement Period”) exceeds one-hundred and thirty percent (130%) of the Conversion Price (the “Mandatory Conversion Trigger”), then, the Company shall be entitled to convert all of the outstanding and unpaid Conversion Amount into fully paid and nonassessable Common Shares in accordance with the applicable provisions of Section 4(b) (the “Mandatory Conversion”). The number of Common Shares issuable upon conversion of any Conversion Amount pursuant to this Section (4)(a)(ii) shall be determined by dividing (x) such Conversion Amount by (y) the Conversion Price.

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(iii) “Conversion Amount” means (i) with respect to the Optional Conversion, the portion of the Principal and accrued Interest to be converted, redeemed or otherwise with respect to which this determination is being made, or (ii) with respect to the Mandatory Conversion, the entire Principal and accrued Interest.

(iv) “Conversion Price” means, the lower of (i) $6.016 per Common Share (the “Fixed Price”), subject to a one-time, downward only reset equal to one hundred twenty-five percent (125%) of the average of the daily VWAP for the Common Shares during the five (5) consecutive Trading Days ending on and including the thirtieth (30th) Trading Day following the date of effectiveness of the registration statement registering for resale the Underlying Shares (the “Resale Registration Statement”); and (ii) 97.0% of the lowest daily VWAP for the Common Shares during the three (3) Trading Days immediately preceding the applicable Conversion Date or other date of determination (the “Market Price”), subject to the Floor Price. The Fixed Price shall be adjusted from time to time pursuant to the other terms and conditions of this Debenture.

(b) Mechanics of Conversion.

(i) Conversion.

(1) In case of an Optional Conversion, to convert any Conversion Amount into Common Shares on the applicable Optional Conversion Date, the Holder shall (A) transmit by email (or otherwise deliver), for receipt on or prior to 11:59 p.m., New York time, on such date, a copy of an executed notice of conversion in the form attached hereto as Exhibit I (the “Optional Conversion Notice”) to the Company and (B) if required by Section (4)(b)(iii), surrender this Debenture to a nationally recognized overnight delivery service for delivery to the Company (or an indemnification undertaking reasonably satisfactory to the Company with respect to this Debenture in the case of its loss, theft or destruction). In case of the Mandatory Conversion, the Company shall by email (or otherwise deliver), for receipt on or prior to 11:59 p.m., New York time, the first (1st) Trading Day following the date on which the Mandatory Conversion Trigger occurred ( the “Mandatory Conversion Date”), a copy of an executed notice of conversion in the form attached hereto as Exhibit II (the “Mandatory Conversion Notice”) to the Holder, and the Holder shall by email, for receipt on or prior to 11:59 p.m., New York time, the first (1st) Trading Day following the Mandatory Conversion Date, a confirmation of receipt of the Mandatory Conversion Notice in the form attached hereto as Exhibit II to the Company (the “Mandatory Conversion Confirmation”). On or before the first (1st) Trading Day following the date of receipt of an Optional Conversion Notice or the Mandatory Conversion Confirmation (or such earlier date as required pursuant to the Exchange Act or other applicable law, rule or regulation for the settlement of a trade initiated on the applicable Conversion Date of such Common Shares issuable pursuant to such Conversion Notice) (the “Share Delivery Date”), the Company shall (X) if legends are not required to be placed on certificates or the book-entry position of the Common Shares and provided that the Company’s transfer agent is participating in the Depository Trust Company’s (“DTC”) Fast Automated Securities Transfer Program, instruct such transfer agent to credit such aggregate number of Common Shares to which the Holder shall be entitled to the Holder’s or its designee’s balance account with DTC through its Deposit Withdrawal Agent Commission system or (Y) if the Company’s transfer agent is not participating in the DTC Fast Automated Securities Transfer Program, or if restrictive legends are required to be placed on certificates or book-entry positions of the Common Shares, issue and deliver to the address as specified by the Holder, a certificate or book-entry position, registered in the name of the Holder or its designee, for the number of Common Shares to which the Holder shall be entitled. If this Debenture is physically surrendered for conversion and the outstanding Principal of this Debenture is greater than the Principal portion of the Conversion Amount being converted, then the Company shall as soon as practicable and in no event later than three (3) Business Days after receipt of this Debenture and at its own expense, issue and deliver to the Holder a new Debenture representing the outstanding Principal not converted. The Person or Persons entitled to receive the Common Shares issuable upon a conversion of this Debenture shall be treated for all purposes as the record holder or holders of such Common Shares upon the transmission of a Conversion Notice.

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(2) Notwithstanding the foregoing Section (4)(b)(i)(1), but subject to Section (4)(c)(iii)(2), prior to the Holder submitting any Conversion Notice at a Conversion Price equal to the Market Price (each such conversion, a “Market Price Conversion”), the Holder shall submit a notice in the form attached hereto as Exhibit III to the Company (a “Market Price Conversion Notice”) no earlier than twenty (20) Business Days and no less than five (5) Business Days prior to the first calendar day of any Calendar Month during which the Holder intends to submit Market Price Conversions. Upon receipt of a Market Price Conversion Notice, the Company shall permit the Holder to submit Market Price Conversions during such Calendar Month in accordance with the maximum aggregate amount of such Market Price Conversions set forth therein and in accordance with Section (4)(c)(iii)(1). For the avoidance of doubt and without implication that the opposite would otherwise be true, the Holder shall not be required to convert any portion of this Debenture at any time, including, but not limited to, following its submission of a Market Price Conversion Notice. Any and all conversions of this Debenture shall be at the sole discretion of the Holder.

(ii) Company’s Failure to Timely Convert. If the Company shall fail, for any reason or for no reason, on or prior to the applicable Share Delivery Date to issue and deliver a certificate to the Holder or credit the Holder’s balance account with DTC for the number of Common Shares to which the Holder is entitled upon such Holder’s conversion of any Conversion Amount (a “Conversion Failure”), and if on or after such Trading Day the Holder purchases (in an open market transaction or otherwise) Common Shares to deliver in satisfaction of a sale by the Holder of Common Shares issuable upon such conversion that the Holder anticipated receiving from the Company (a “Buy-In”), then the Company shall, within three (3) Business Days after the Holder’s request and in the Holder’s discretion, either (i) pay cash to the Holder in an amount equal to the Holder’s total purchase price (including brokerage commissions and other out of pocket expenses, if any) for the Common Shares so purchased (the “Buy-In Price”), at which point the Company’s obligation to deliver such certificate (and to issue such Common Shares) shall terminate, or (ii) promptly honor its obligation to deliver to the Holder a certificate or certificates representing such Common Shares and pay cash to the Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of Common Shares multiplied by (B) the Closing Price on the Conversion Date.

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(iii) Book-Entry. Notwithstanding anything to the contrary set forth herein, upon conversion of any portion of this Debenture in accordance with the terms hereof, the Holder shall not be required to physically surrender this Debenture to the Company unless (A) the full Conversion Amount represented by this Debenture is being converted or (B) the Holder has provided the Company with prior written notice (which notice may be included in a Conversion Notice) requesting reissuance of this Debenture upon physical surrender of this Debenture. The Holder and the Company shall maintain records showing the Principal and Interest converted and the dates of such conversions or shall use such other method, reasonably satisfactory to the Holder and the Company, so as not to require physical surrender of this Debenture upon any partial conversion.

(iv) Fractional Shares, Taxes. The Company shall not issue any fraction of a Common Shares upon any conversion. All calculations under this Section ((4)) shall be rounded to the nearest $0.0001. If the issuance would result in the issuance of a fraction of a Common Shares, the Company shall round such fraction of a Common Shares up to the nearest whole share. The Company shall pay any and all transfer, stamp and similar taxes that may be payable with respect to the issuance and delivery of Common Shares upon conversion of any Conversion Amount.

(c) Limitations on Conversions.

(i) Beneficial Ownership. The Holder shall not have the right to convert any portion of this Debenture to the extent that after giving effect to such conversion, the Holder, together with any Affiliate thereof, would beneficially own (as determined in accordance with Section 13(d) of the Exchange Act and the rules promulgated thereunder) in excess of 4.99% of the number of Common Shares outstanding immediately after giving effect to such conversion. The Holder shall have the authority and obligation to determine whether the restriction contained in this Section (4)(c)(i) will limit any particular conversion hereunder and to the extent that the Holder determines that the limitation contained in this Section (4)(c)(i) applies, the determination of which portion of the Principal amount of this Debenture is convertible shall be the responsibility and obligation of the Holder. The provisions of this Section (4)(c)(i) may be waived by a holder (but only as to itself and not to any other holder) upon not less than 65 days prior notice to the Company. Other holders shall be unaffected by any such waiver.

(ii) Principal Market Limitation. Notwithstanding anything in this Debenture to the contrary, the Company shall not issue any Common Shares pursuant to the terms of this Debenture if the issuance of such Common Shares would exceed the Exchange Cap (as such term is defined in the Purchase Agreement), except that such limitation shall not apply in the event that the Company (A) obtains the approval of its stockholders as required by the applicable rules of the Principal Market for issuances of Common Shares in excess of such amount or (B) obtains a written opinion from outside counsel to the Company that such approval is not required, which opinion shall be reasonably satisfactory to the Holder.

(d) Other Provisions.

(i) All calculations under this Section (4) shall be rounded to the nearest $0.0001 or whole share.

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(ii) The Company covenants that it will at all times reserve and keep available out of its authorized and unissued Common Shares such number of Common Shares not less than the maximum number of Common Shares issuable upon conversion of this Debenture (assuming for purposes hereof that (x) this Debenture is convertible at the Floor Price as of the date of determination and (y) any such conversion shall not take into account any limitations on the conversion of the Debenture set forth herein or therein (the “Required Reserve Amount”)), provided that at no time shall the number of Common Shares reserved pursuant to this Section (4)(d)(ii) be reduced other than proportionally with respect to all Common Shares in connection with any conversion (other than pursuant to the conversion of this Debenture in accordance with its terms) and/or cancellation of this Debenture, or a reverse stock split undertaken by the Company. If at any time the number of Common Shares reserved pursuant to this Section (4)(d)(ii) becomes less than the Required Reserve Amount, the Company will promptly take all corporate action necessary to promptly propose at a meeting of its shareholders an increase of its authorized share capital necessary to meet the Company’s obligations pursuant to this Debenture, and the Company’s Board of Directors will recommend that the Company’s shareholders vote in favor of such increase. The Company covenants that, upon issuance in accordance with conversion of this Debenture in accordance with its terms, the Common Shares, when issued, will be validly issued, fully paid and nonassessable.

(iii) Nothing herein shall limit a Holder’s right to pursue actual damages or declare an Event of Default pursuant to Section (3) herein for the Company’s failure to deliver Common Shares upon conversion in the manner and within the time period specified herein and such Holder shall have the right to pursue all remedies available to it at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief, in each case without the need to post a bond or provide other security. The exercise of any such rights shall not prohibit the Holder from seeking to enforce damages pursuant to any other Section hereof or under applicable law.

(iv) Legal Opinions. The Company is obligated to cause its legal counsel to deliver legal opinions to the Company’s transfer agent in connection with any legend removal upon the expiration of any holding period or other requirement for which the Underlying Shares may bear legends restricting the transfer thereof (i) following any sale of such Underlying Shares pursuant to Rule 144, (ii) if such Underlying Shares are eligible for sale and about to be sold under Rule 144, (iii) if such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the Commission); provided, however, that such Holder has delivered such reasonably requested representations to such transfer agent, the Company and the Company’s legal counsel in connection with the request for such opinion, or (iv) if such legal opinion is requested by the Company’s transfer agent in order to deliver such shares free from restrictive legend. To the extent such opinions are not provided (either timely or at all), then the Company agrees to reimburse the Holder for all reasonable costs incurred by the Holder in connection with any legal opinions paid for by the Holder in connection with sale or transfer of Underlying Shares. The Holder shall notify the Company of any such costs and expenses it incurs that are referred to in this Section 4(d)(iv) from time to time and all amounts owed hereunder shall be paid by the Company with reasonable promptness.

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(v) The Company hereby expressly acknowledges and agrees that (i) the Purchase Agreement and all Transaction Documents to which it is a party are ratified and confirmed and shall remain in full force and effect, (ii) it has no set off, counterclaim, defense or other claim or dispute with respect to any Transaction Document, (iii) notwithstanding anything to the contrary in any Transaction Document, the term “Obligations” as used and defined in any Security Document shall include all Obligations under this Debenture and the other Transaction Documents, and (iv) all Obligations under this Debenture are duly secured by the Security Documents.

(5) Adjustments to Conversion Price.

(a) Adjustment of Fixed Price and Floor Price in Certain Circumstances. If the Company, at any time while this Debenture is outstanding, shall (a) pay a stock dividend or otherwise make a distribution or distributions on its Common Shares or any other equity or equity equivalent securities payable in Common Shares, (b) subdivide outstanding Common Shares into a larger number of shares, (c) combine (including by way of reverse stock split) outstanding Common Shares into a smaller number of shares, or (d) issue by reclassification of shares of the Common Shares any shares of capital stock of the Company, then each of the Fixed Price and the Floor Price shall be multiplied by a fraction of which the numerator shall be the number of Common Shares (excluding treasury shares, if any) outstanding before such event and of which the denominator shall be the number of Common Shares outstanding after such event. Any adjustment made pursuant to this Section (5)(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

(b) Adjustment of Fixed Price upon Issuance of Common Shares. If the Company, at any time while this Debenture is outstanding, issues or sells any Common Shares or Convertible Securities (other than shares issued or sold by the Company in connection with any Excluded Securities), for a consideration per share (plus any related underwriting spread or placement agent fee paid to an underwriter or placement agent in connection with such issuance or sale) (the “New Issuance Price”) less than a price equal to the Fixed Price in effect immediately prior to such issue or sale (such price the “Applicable Price”) (the foregoing a “Dilutive Issuance”), then immediately after such Dilutive Issuance the Fixed Price then in effect shall be reduced to an amount equal to the New Issuance Price. For the purposes hereof, if the Company in any manner issues or sells any Convertible Securities (other than shares issued or sold by the Company in connection with any Excluded Securities) and the lowest price per share for which one Common Share is issuable upon such conversion or exchange or exercise thereof is less than the Applicable Price (without giving effect to any “make-whole” shares issuable in connection with a fundamental change, change of control, delisting or liquidation or dissolution or a redemption (in each case, however so defined)), then such Common Shares shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the issuance or sale of such Convertible Securities for such price per share. No further adjustment of the Fixed Price shall be made upon the actual issuance of such Common Shares upon conversion or exchange or exercise of such Convertible Securities.

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(c) Other Events. If any event occurs of the type contemplated by the provisions of this Section (5)(a) or (b), but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features, or issuing Convertible Securities with a variable conversion formula that is more favorable than this Debenture), then the Company’s Board of Directors will make an appropriate adjustment in the Fixed Price so as to protect the rights of the Holder under this Debenture; provided that no such adjustment will increase the Fixed Price as otherwise determined pursuant to this Section (5). If the Company issues any Convertible Securities with a variable conversion formula that is more favorable than this Debenture, then at the option of the Holder, the Market Price formula shall be changed to match that of the new Convertible Securities (it being understood that a customary “make-whole” provision for conversions in connection with certain change of control transactions, delisting events or the approval of a liquidation or dissolution or redemptions does not constitute a variable conversion formula).

(d) Other Corporate Events. In addition to and not in substitution for any other rights hereunder, prior to the consummation of any Fundamental Transaction pursuant to which holders of Common Shares are entitled to receive securities or other assets with respect to or in exchange for Common Shares (a “Corporate Event”), the Company shall make appropriate provision to ensure that the Holder will thereafter have the right to receive upon a conversion of this Debenture, at the Holder’s option, (i) in addition to the Common Shares receivable upon such conversion, such securities or other assets to which the Holder would have been entitled with respect to such Common Shares had such Common Shares been held by the Holder upon the consummation of such Corporate Event (without taking into account any limitations or restrictions on the convertibility of this Debenture) or (ii) in lieu of the Common Shares otherwise receivable upon such conversion, such securities or other assets received by the holders of Common Shares in connection with the consummation of such Corporate Event in such amounts as the Holder would have been entitled to receive had this Debenture initially been issued with conversion rights for the form of such consideration (as opposed to Common Shares) at a conversion rate for such consideration commensurate with the Conversion Price. Provision made pursuant to the preceding sentence shall be in a form and substance satisfactory to the Holder. The provisions of this Section (5)(d) shall apply similarly and equally to successive Corporate Events and shall be applied without regard to any limitations on the conversion of this Debenture.

(e) Whenever the Fixed Price, Market Price formula or Floor Price is adjusted pursuant to this Section (5), the Company shall promptly provide the Holder with a written notice setting forth the Fixed Price, Market Price formula or Floor Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

(f) In case of any (1) merger or consolidation of the Company or any Subsidiary of the Company with or into another Person, or (2) sale by the Company or any Subsidiary of the Company of more than one-half of the assets of the Company or such Subsidiary in one or a series of related transactions, a Holder shall have the right to (A) exercise any rights under any other provision of this Section (5), if applicable, (B) convert the aggregate amount of this Debenture then outstanding into the shares of stock and other securities, cash and property receivable upon or deemed to be held by holders of Common Shares following such merger, consolidation or sale, and such Holder shall be entitled upon such event or series of related events to receive such amount of securities, cash and property as the Common Shares into which such aggregate Principal amount of this Debenture could have been converted immediately prior to such merger, consolidation or sales would have been entitled, or (C) in the case of a merger or consolidation, require the surviving entity to issue to the Holder a convertible debenture with a Principal amount equal to the aggregate Principal amount of this Debenture then held by such Holder, plus all accrued and unpaid Interest and other amounts owing thereon, which such newly issued convertible debenture shall have terms identical (including with respect to conversion) to the terms of this Debenture, and shall be entitled to all of the rights and privileges of the Holder of this Debenture set forth herein and the agreements pursuant to which this Debenture was issued. In the case of clause (C), the conversion price applicable for the newly issued convertible debentures shall be based upon the amount of securities, cash and property that each Common Shares would receive in such transaction and the Conversion Price in effect immediately prior to the effectiveness or closing date for such transaction. The terms of any such merger, sale or consolidation shall include such terms so as to continue to give the Holder the right to receive the securities, cash and property set forth in this Section (5)(f) upon any conversion following such event. This provision shall similarly apply to successive such events.

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(6) INDEMNIFICATION. With respect to the Company’s obligations under this Debenture and the other Transaction Documents:

(a) To the fullest extent permitted by law, the Company shall, and hereby does, indemnify, hold harmless and defend the Holder, its investment manager and their respective directors, officers, partners, employees, agents, representatives, and successors and assigns of, and each Person, if any, who controls Holder within the meaning of the Securities Act or the Exchange Act (each, an “Indemnified Person”), against any losses, claims, damages, liabilities, judgments, fines, penalties, charges, costs, reasonable attorneys’ fees, amounts paid in settlement or expenses, joint or several (collectively, “Claims”) incurred in investigating, preparing or defending any action, claim, suit, inquiry, proceeding, investigation or appeal taken from the foregoing by or before any court or governmental, administrative or other regulatory agency, body or the Commission, whether pending or threatened, whether or not an Indemnified Person is or may be a party thereto (“Indemnified Damages”), to which any of them may become subject insofar as such Claims (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon: (i) any untrue statement or alleged untrue statement of a material fact in any filing made in any public filing (including, without limitation, any Periodic Reports) made by the Company with the Commission, or the omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading; or (ii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any other law, including, without limitation, any state securities law (the matters in the foregoing clauses (i) through (iii) being, collectively, “Violations”). The Company shall reimburse the Indemnified Persons and each such controlling Person promptly as such expenses are incurred and are due and payable, for any legal fees or disbursements or other reasonable expenses incurred by them in connection with investigating or defending any such Claim.

(b) Promptly after receipt by an Indemnified Person under this Section (6) of notice of the commencement of any action or proceeding (including any governmental action or proceeding) involving a Claim, such Indemnified Person shall, if a Claim in respect thereof is to be made against any indemnifying party under this Section (6), deliver to the indemnifying party a written notice of the commencement thereof, and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume control of the defense thereof with counsel mutually satisfactory to the indemnifying party and the Indemnified Person; provided, however, that an Indemnified Person shall have the right to retain its own counsel with the fees and expenses of not more than one (1) counsel for such Indemnified Person to be paid by the indemnifying party, if, in the reasonable opinion of counsel retained by the indemnifying party, the representation by such counsel of the Indemnified Person and the indemnifying party would be inappropriate due to actual or potential differing interests between such Indemnified Person and any other party represented by such counsel in such proceeding. The Indemnified Person shall cooperate fully with the indemnifying party in connection with any negotiation or defense of any such action or claim by the indemnifying party and shall furnish to the indemnifying party all information reasonably available to the Indemnified Person which relates to such action or claim. The indemnifying party shall keep the Indemnified Person fully apprised at all times as to the status of the defense or any settlement negotiations with respect thereto. No indemnifying party shall be liable for any settlement of any action, claim or proceeding effected without its prior written consent; provided, however, that the indemnifying party shall not unreasonably withhold, delay or condition its consent. No indemnifying party shall, without the prior written consent of the Indemnified Person, consent to entry of any judgment or enter into any settlement or other compromise which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Person of a release from all liability in respect to such claim or litigation. Following indemnification as provided for hereunder, the indemnifying party shall be subrogated to all rights of the Indemnified Person with respect to all third parties, firms or corporations relating to the matter for which indemnification has been made. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action shall not relieve such indemnifying party of any liability to the Indemnified Person under this Section (6), except solely to the extent that the indemnifying party is actually prejudiced in its ability to defend such action.

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(c) The indemnification required by this Section (6) shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or Indemnified Damages are incurred.

(d) The indemnity agreements contained herein shall be in addition to (i) any cause of action or similar right of the Indemnified Person against the indemnifying party or others, and (ii) any liabilities the indemnifying party may be subject to pursuant to the law and pursuant to the other Transaction Documents.

(7) REISSUANCE OF THIS DEBENTURE.

(a) Transfer. If this Debenture is to be transferred, the Holder shall surrender this Debenture to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Debenture (in accordance with Section (7)(d)), registered in the name of the registered transferee or assignee, representing the outstanding Principal being transferred by the Holder (along with any accrued and unpaid Interest thereof) and, if less than the entire outstanding Principal is being transferred, a new Debenture (in accordance with Section (7)(d)) to the Holder representing the outstanding Principal not being transferred. The Holder and any assignee, by acceptance of this Debenture, acknowledge and agree that, by reason of the provisions of Section (4)(b)(iii) following conversion of any portion of this Debenture, the outstanding Principal represented by this Debenture may be less than the Principal stated on the face of this Debenture.

(b) Lost, Stolen or Mutilated Debenture. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Debenture, and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of this Debenture, the Company shall execute and deliver to the Holder a new Debenture (in accordance with Section (7)(d)) representing the outstanding Principal.

(c) Debenture Exchangeable for Different Denominations. This Debenture is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for a new Debenture or Debentures (in accordance with Section (7)(d)) representing in the aggregate the outstanding Principal of this Debenture, and each such new Debenture will represent such portion of such outstanding Principal as is designated by the Holder at the time of such surrender.

(d) Issuance of New Debentures. Whenever the Company is required to issue a new Debenture pursuant to the terms of this Debenture, such new Debenture (i) shall be of like tenor with this Debenture, (ii) shall represent, as indicated on the face of such new Debenture, the Principal remaining outstanding (or in the case of a new Debenture being issued pursuant to Section (7)(a) or Section (7)(c), the Principal designated by the Holder which, when added to the Principal represented by the other new Debentures issued in connection with such issuance, does not exceed the Principal remaining outstanding under this Debenture immediately prior to such issuance of new Debentures), (iii) shall have an issuance date, as indicated on the face of such new Debenture, which is the same as the Issuance Date of this Debenture, (iv) shall have the same rights and conditions as this Debenture, and (v) shall represent accrued and unpaid Interest from the Issuance Date.

(8) NOTICES. Any notices, consents, waivers or other communications required or permitted to be given under the terms hereof must be in writing by letter and email and will be deemed to have been delivered: upon the later of (A) either (i) receipt, when delivered personally or (ii) one (1) Business Day after deposit with an overnight courier service with next day delivery specified, in each case, properly addressed to the party to receive the same and (B) receipt, when sent by electronic mail. The addresses and e-mail addresses for such communications shall be as set forth in the Purchase Agreement. Written confirmation of receipt (i) given by the recipient of such notice, consent, waiver or other communication, (ii) electronically generated by the sender’s email service provider containing the time, date, recipient email address or (iii) provided by a nationally recognized overnight delivery service, shall be rebuttable evidence of personal service, receipt by facsimile or receipt from a nationally recognized overnight delivery service in accordance with clause (i), (ii) or (iii) in this Section (8), respectively.

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(9) NO IMPAIRMENT. Except as expressly provided herein, no provision of this Debenture shall alter or impair the obligations of the Company, which are absolute and unconditional, to pay the Principal of, Interest and other charges (if any) on, this Debenture at the time, place, and rate, and in the currency, herein prescribed. This Debenture is a direct obligation of the Company. As long as this Debenture is outstanding, the Company shall not and shall cause its Subsidiaries not to, without the consent of the Holder, (i) amend its certificate of incorporation, bylaws or other governing or charter documents so as to adversely affect any rights of the Holder or the Collateral Agent; (ii) repay, repurchase or offer to repay, repurchase or otherwise acquire Common Shares or other equity securities; (iii) enter into any agreement with respect to any of the foregoing; or (iv) enter into any agreement, arrangement or transaction in or of which the terms thereof would restrict, materially delay, conflict with or impair the ability of the Company to pay or perform its obligations under this Debenture, including, without limitation, the obligation of the Company to make cash payments hereunder, or the ability of the Company or any Subsidiary thereof to pay or perform its obligations under any of the other Transaction Documents.

(10) This Debenture shall not entitle the Holder to any of the rights of a stockholder of the Company, including without limitation, the right to vote, to receive dividends and other distributions, or to receive any notice of, or to attend, meetings of stockholders or any other proceedings of the Company, unless and to the extent converted into Common Shares in accordance with the terms hereof.

(11) CHOICE OF LAW; VENUE; WAIVER OF JURY TRIAL

(a) Governing Law. This Debenture and the rights and obligations of the parties hereunder shall, in all respects, be governed by, and construed in accordance with, the laws (excluding the principles of conflict of laws) of the State of New York (the “Governing Jurisdiction”) (including Section 5-1401 and Section 5-1402 of the General Obligations Law of the State of New York), including all matters of construction, validity and performance.

(b) Jurisdiction; Venue; Service.

(i) The Company hereby irrevocably consents to the non-exclusive personal jurisdiction of the state courts of the Governing Jurisdiction and, if a basis for federal jurisdiction exists, the non-exclusive personal jurisdiction of any United States District Court for the Governing Jurisdiction.

(ii) The Company agrees that venue shall be proper in any court of the Governing Jurisdiction selected by the Holder or, if a basis for federal jurisdiction exists, in any United States District Court in the Governing Jurisdiction. The Company waives any right to object to the maintenance of any suit, claim, action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, in any of the state or federal courts of the Governing Jurisdiction on the basis of improper venue or inconvenience of forum.

(iii) Any suit, claim, action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or tort or otherwise, brought by the Company against the Holder arising out of or based upon this Debenture or any matter relating to this Debenture, or any other Transaction Document, or any contemplated transaction, shall be brought in a court only in the Governing Jurisdiction. The Company shall not file any counterclaim against the Holder in any suit, claim, action, litigation or proceeding brought by the Holder against the Company in a jurisdiction outside of the Governing Jurisdiction unless under the rules of the court in which the Holder brought such suit, claim, action, litigation or proceeding the counterclaim is mandatory, and not permissive, and would be considered waived unless filed as a counterclaim in the suit, claim, action, litigation or proceeding instituted by the Holder against the Company. The Company agrees that any forum outside the Governing Jurisdiction is an inconvenient forum and that any suit, claim, action, litigation or proceeding brought by the Company against the Holder in any court outside the Governing Jurisdiction should be dismissed or transferred to a court located in the Governing Jurisdiction. Furthermore, the Company irrevocably and unconditionally agrees that it will not bring or commence any suit, claim, action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Holder arising out of or based upon this Debenture or any matter relating to this Debenture, or any other Transaction Document, or any contemplated transaction, in any forum other than the courts of the State of New York sitting in New York County, and the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such suit, claim, action, litigation or proceeding may be heard and determined in such New York State Court or, to the fullest extent permitted by applicable law, in such federal court. The Company and the Holder agree that a final judgment in any such suit, claim, action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

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(iv) The Company and the Holder irrevocably consent to the service of process out of any of the aforementioned courts in any such suit, claim, action, litigation or proceeding by the mailing of copies thereof by registered or certified mail postage prepaid, to it at the address provided for notices in this Debenture, such service to become effective thirty (30) days after the date of mailing.

(v) Nothing herein shall affect the right of the Holder to serve process in any other manner permitted by law or to commence legal proceedings or to otherwise proceed against the Company or any other Person in the Governing Jurisdiction or in any other jurisdiction.

(c) THE PARTIES MUTUALLY WAIVE ALL RIGHT TO TRIAL BY JURY OF ALL CLAIMS OF ANY KIND ARISING OUT OF OR BASED UPON THIS DEBENTURE OR ANY MATTER RELATING TO THIS DEBENTURE, OR ANY OTHER TRANSACTION DOCUMENT, OR ANY CONTEMPLATED TRANSACTION. THE PARTIES ACKNOWLEDGE THAT THIS IS A WAIVER OF A LEGAL RIGHT AND THAT THE PARTIES EACH MAKE THIS WAIVER VOLUNTARILY AND KNOWINGLY AFTER CONSULTATION WITH COUNSEL OF THEIR RESPECTIVE CHOICE. THE PARTIES AGREE THAT ALL SUCH CLAIMS SHALL BE TRIED BEFORE A JUDGE OF A COURT HAVING JURISDICTION, WITHOUT A JURY.

(12) If the Company fails to strictly comply with the terms of this Debenture, then the Company shall reimburse the Holder promptly for all fees, costs and expenses, including, without limitation, attorneys’ fees and expenses incurred by the Holder in any action in connection with this Debenture, including, without limitation, those incurred: (i) during any workout, attempted workout, and/or in connection with the rendering of legal advice as to the Holder’s rights, remedies and obligations, (ii) collecting any sums which become due to the Holder, (iii) defending or prosecuting any proceeding or any counterclaim to any proceeding or appeal; or (iv) the protection, preservation or enforcement of any rights or remedies of the Holder.

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(13) Any waiver by the Holder of a breach of any provision of this Debenture shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Debenture. The failure of the Holder to insist upon strict adherence to any term of this Debenture on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Debenture. Any waiver must be in writing.

(14) If any provision of this Debenture is invalid, illegal or unenforceable, the balance of this Debenture shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any Interest or other amount deemed Interest due hereunder shall violate applicable laws governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum permitted rate of interest. The Company covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law or other law which would prohibit or forgive the Company from paying all or any portion of the Principal of or Interest on this Debenture as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this Debenture, and the Company (to the extent it may lawfully do so) hereby expressly waives all benefits or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impeded the execution of any power herein granted to the Holder, but will suffer and permit the execution of every such as though no such law has been enacted.

(15) CERTAIN DEFINITIONS. For purposes of this Debenture, the following terms shall have the following meanings:

(a) “Applicable Price” shall have the meaning set forth in Section (5)(b).

(b) “Affiliate” means, as applied to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with, that Person and shall include any Person that directly or indirectly owns 10% or more of any class of capital stock of the Person specified.

(c) “Amortization Event” shall mean (i) the daily VWAP is less than the Floor Price then in effect for five Trading Days during a period of seven consecutive Trading Days (a “Floor Price Event”), (ii) the Company has issued in excess of 99.9% of the Common Shares available under the Exchange Cap, where applicable (an “Exchange Cap Event”) or (iii) any time after the Effectiveness Deadline (as defined in the Registration Rights Agreement), the Investor is unable to utilize a Registration Statement to resell Underlying Shares for a period of ten (10) consecutive Trading Days (a “Registration Event”) (the date of each such occurrence, an “Amortization Event Date”).

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(d) “Amortization Event Date” shall have the meaning given such term in the definition of Amortization Event.

(e) “Amortization Principal Amount” shall have the meaning set forth in Section (1)(c).

(f) “Bloomberg” means Bloomberg Financial Markets (or if not available, a similar service provider of national recognized standing).

(g) “Business Day” means any day except Saturday, Sunday and any day which shall be a federal legal holiday in the United States or a day on which banking institutions in the State of New York are authorized or required by law or other government action to close.

(h) “Buy-In” shall have the meaning set forth in Section (4)(b)(ii).

(i) “Buy-In Price” shall have the meaning set forth in Section (4)(b)(ii).

(j) “Calendar Month” means one of the twelve months of the year.

(k) “Change of Control Transaction” means the occurrence of (a) an acquisition after the date hereof by an individual or legal entity or “group” (as described in Rule 13d-5(b)(1) promulgated under the Exchange Act) of effective control (whether through legal or beneficial ownership of capital stock of the Company, by contract or otherwise) of in excess of fifty percent (50%) of the voting securities of the Company (except that the acquisition of voting securities by the Holder shall not constitute a Change of Control Transaction for purposes hereof), (b) any transaction or event (whether by means of (A) a share exchange or tender offer applicable to the Common Shares, (B) a liquidation, consolidation, recapitalization, reclassification, combination or merger of the Company or (C) a sale, lease or other transfer of all or substantially all of the consolidated assets of the Company) or a series of related transactions or related events pursuant to which all or a portion of the outstanding Common Shares of the Company are exchanged for, converted into or constitute solely the right to receive cash, securities or other property, and after giving effect to such transaction or event, the Persons who held such Common Shares immediately prior to such transaction or event cease to hold a majority of the voting power of the acquirer or successor immediately following such transaction or event, (c) a consolidation or merger in which the Company is not the surviving entity and, after giving effect to such consolidation or merger, the Persons who held such Common Shares immediately prior to such consolidation or merger cease to hold a majority of the voting power of the acquirer or successor immediately following such consolidation or merger, (d) a sale, assignment, transfer, conveyance or other disposal of all or substantially all of the properties and/or other assets of the Company and its Subsidiaries on a consolidated basis, to another person or entity, or (e) the execution by the Company of an agreement to which the Company is a party or by which it is bound, providing for any of the events set forth above in subclauses (a) through (d), unless, in connection with the occurrence of any of the events, transactions or other actions described in the foregoing subclauses (a) through (e), all amounts due under this Debenture are paid in full or the Holder consents to such Change of Control Transaction. Notwithstanding the foregoing, a Change of Control Transaction shall not include the Merger (as defined in the Purchase Agreement) or any transactions effected in connection therewith.

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(l) “Claims” shall have the meaning set forth in Section (6)(a).

(m) “Closing Price” means the price per share in the last reported trade of the Common Shares on a Principal Market or on the exchange which the Common Shares is then listed as quoted by Bloomberg.

(n) “Collateral Agent” shall have the meaning given such term in the Purchase Agreement and the meaning given such term in each Guaranty in which such term is defined.

(o) “Commission” means the Securities and Exchange Commission.

(p) “Common Shares” means the common stock, par value $0.001, of the Company and stock of any other class into which such shares may hereafter be changed or reclassified.

(q) “Company” shall have the meaning set forth in the preamble of this Debenture.

(r) “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

(s) “Control Agreement” has the meaning given such term in each Guaranty in which such term is defined.

(t) “Conversion Date” means, (i) with respect to the Optional Conversion, the Optional Conversion Date, or, (ii) with respect to a Mandatory Conversion, the Mandatory Conversion Date.

(u) “Conversion Failure” shall have the meaning set forth in Section (4)(b)(ii).

(v) “Conversion Notice” means, (i) with respect to the Optional Conversion, the Optional Conversion Notice, or (ii) with respect to a Mandatory Conversion, the Mandatory Conversion Notice.

(w) “Convertible Securities” means any stock or securities (other than Options) directly or indirectly convertible into or exercisable or exchangeable for Common Shares.

(x) “Corporate Event” shall have the meaning set forth in Section (5)(d).

(y) “Debenture” shall have the meaning set forth in the preamble of this Debenture.

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(z) “DTC” shall have the meaning set forth in Section (4)(b)(i).

(aa) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(bb) “Exchange Cap” shall have the meaning set forth in the Purchase Agreement.

(cc) “Exchange Cap Event” shall have the meaning given such term in the definition of Amortization Event.

(dd) “Floor Price” means, with respect to the Market Price, shall mean $4.00 per Common Share.

(ee) “Floor Price Event” shall have the meaning given such term in the definition of Amortization Event.

(ff) “Fundamental Transaction” means any of the following: (1) the Company effects any merger or consolidation of the Company with or into another Person and the Company is the non-surviving company (other than a merger or consolidation with a wholly owned Subsidiary of the Company for the purpose of redomiciling the Company), (2) the Company effects any sale of all or substantially all of its or its Subsidiaries’ assets in one or a series of related transactions, (3) any tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Common Shares are permitted to tender or exchange their shares for other securities, cash or property, (4) the Company or any of its Subsidiaries effects a “spin-off,” “spin-out” or “split-off” transaction of all or a portion of its or their assets or (5) the Company effects any reclassification of the Common Shares or any compulsory share exchange pursuant to which the Common Shares are effectively converted into or exchanged for other securities, cash or property.

(gg) “Governing Jurisdiction” shall have the meaning set forth in Section (11)(a).

(hh) “Governmental Entity” shall have the meaning set forth the Purchase Agreement.

(ii) “Guarantors” means each of the Persons from time to time party to a Guaranty as a guarantor of any or all of the Obligations.

(jj) “Guaranty” individually or collectively, as the context requires, that certain US Guaranty and Security Agreement (which, for the avoidance of doubt, is governed by the laws of the State of New York, except as otherwise expressly provided therein), dated on or about the date of the First Closing (as defined in the Purchase Agreement), by and among the Collateral Agent, the Company, and certain of the Company’s Subsidiaries, that certain Canadian Guarantee and Security Agreement, dated on or about the date of the First Closing (as defined in the Purchase Agreement), by and among the Collateral Agent, the Company, and certain of the Company’s Subsidiaries, and any and all other guarantees or guarantee and security agreements executed by the Company and/or any of the Company’s Subsidiaries and Collateral Agent, in each case together with any and all joinders thereto, supplements to the schedules thereof, and agreements, documents, and instruments delivered to Collateral Agent pursuant thereto, as each is amended, restated, amended and restated, replaced, supplemented or otherwise modified from time to time in accordance with its terms.

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(kk) “Holder” shall have the meaning set forth in the preamble of this Debenture.

(ll) “Indemnified Damages” shall have the meaning set forth in Section (6)(a).

(mm) “Indemnified Person” shall have the meaning set forth in Section (6)(a).

(nn) “Issuance Date” shall have the meaning set forth in the preamble of this Debenture.

(oo) “Interest Rate” shall have the meaning set forth in Section (1)(b).

(pp) “Lien” shall have the meaning set forth in the Purchase Agreement.

(qq) “Material Adverse Effect” has the meaning given such term in the Purchase Agreement.

(rr) “Maturity Date” shall have the meaning set forth in Section (1)(a).

(ss) “Obligations” means all of the Company’s and each Guarantor’s now existing and hereafter created or arising obligations, indebtedness and liabilities of any kind (whether primary or secondary, conditional or unconditional, contingent or noncontingent, joint or several) owed to the Holder, whether existing, created, incurred or arising in the Company’s or such Guarantor’s capacity as a borrower, guarantor, indemnitor, customer, purchaser, lessee, licensee, applicant, counterparty, debtor or other obligor, including (a) any loan amount, principal, interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), fee, charge, indemnification obligation, reimbursement obligation, royalty, premium, cost, expense, price, rent or other amount owed by the Company or such Guarantor to the Holder at any time, including future advances, protective advances and other financial accommodations, (b) any obligations, indebtedness or liabilities of the Company and the Guarantors to the Holder under any Transaction Document at any time, (c) the “Obligations”, as defined in each Guaranty, and (d) any of the foregoing that may have been, or that may be, acquired by the Holder from any third party, the Company or any Guarantor at any time.

(tt) “Options” means any rights, warrants or options to subscribe for or purchase Common Shares or Convertible Securities.

(uu) “Perfection Certificate” means the Perfection Certificate referred to in the Purchase Agreement.

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(vv) “Periodic Reports” shall mean all of the Company’s reports required to be filed by the Company with the Commission under applicable laws and regulations (including, without limitation, Regulation S-K), including annual reports (on Form 10-K), quarterly reports (on Form 10-Q), and current reports (on Form 8-K), for so long as any amounts are outstanding under this Debenture; provided that all such Periodic Reports shall include, when filed, all information, financial statements, audit reports (when applicable) and other information required to be included in such Periodic Reports in compliance with all applicable laws and regulations.

(ww) “Person” means a corporation, a limited liability company, an association, a partnership, organization, a business, an individual, a government or political subdivision thereof or a governmental agency.

(xx) “Payment Premium” means five percent (5%) of the Principal amount being paid.

(yy) “Prepayment Premium” means ten percent (10%) of the Principal amount being paid.

(zz) “Principal” shall have the meaning set forth in the preamble of this Debenture.

(aaa) “Principal Market” means the Nasdaq Capital Market; provided however, that in the event the Company’s Common Shares are ever listed or traded on any of the New York Stock Exchange, the NYSE American, the Nasdaq Global Market, or the Nasdaq Global Select Market, or such successor thereto, the “Principal Market” shall mean that market on which the Common Shares are then listed or traded

(bbb) “Purchase Agreement” shall have the meaning set forth in the preamble of this Debenture.

(ccc) “Registration Deadline” means February 12, 2026.

(ddd) “Registration Default” means any of the following: (i) a Resale Registration Statement is not filed and declared effective on or prior to the Registration Deadline, (ii) on any day after the Registration Deadline (subject to Allowable Grace Periods (as defined in the Registration Rights Agreement), sales of all of the Registrable Securities (as defined in the Registration Rights Agreement) required to be included on such Resale Registration Statement (after giving effect to any reduction for Cut Back Securities (as defined in the Registration Rights Agreement) cannot be made pursuant to such Resale Registration Statement (including, without limitation, because of a failure to keep such Resale Registration Statement effective, a failure to disclose such information as is necessary for sales to be made pursuant to such Resale Registration Statement, or by reason of a stop order) or the prospectus contained therein is not available for use for any reason (a “Maintenance Failure”), which Maintenance Failure is not cured within 10 Trading Days, or (iii) if after the date that is six months from the date hereof, the Company does not have available adequate current public information as set forth in Rule 144(c) of the Securities Act; provided, however, that the foregoing in clauses (i), (ii) or (iii) (each, a “Registration Default Event”) shall not constitute a Registration Default to the extent that, and only for so long as, such Registration Default Event is directly and solely caused by an event outside of the Company’s reasonable control, such as a government shutdown, Commission shutdown or other force majeure event.

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(eee) “Registration Event” shall have the meaning given such term in the definition of Amortization Event.

(fff) “Registration Rights Agreement” shall have the meaning given such term in the Purchase Agreement.

(ggg) “Required Reserve Amount” shall have the meaning set forth in Section (4)(d).

(hhh) “Resale Registration Statement” shall have the meaning set forth in Section (4)(a)(iv).

(iii) “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(jjj) “Security Documents” means, collectively, the Control Agreement, the Perfection Certificate, each Guaranty, each Control Agreement, each Collateral Access Agreement (as defined in any Guaranty), any other security agreements, pledge agreements or other similar agreements delivered to the Holder and/or to the Collateral Agent, and each of the other agreements, instruments or documents that (i) creates, perfects, or governs the priority of a Lien on any of the assets of the Company or any Guarantor in favor of the Collateral Agent to secure any or all of the Obligations (and potentially additional obligations of the Company and/or one or more of the Guarantors) or (ii) creates a guaranty or guarantee of any or all of the Obligations (and potentially additional obligations of the Company and/or one or more of the Guarantors) in favor of the Collateral Agent for the benefit of Holder and potentially other Persons, as each is amended, restated, amended and restated, replaced, supplemented or otherwise modified from time to time in accordance with its terms.

(kkk) “Share Delivery Date” shall have the meaning set forth in Section (1).

(lll) “Significant Subsidiary” of any Person means any Subsidiary of that Person that constitutes a “significant subsidiary” (as defined in Rule 1-02(w) of Regulation S-X under the Exchange Act) of that Person and the Tokenization SPVs (as defined in the US Guaranty and Security Agreement).

(mmm) “Subsidiary” means, with respect to any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of capital stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, general partners or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person; (ii) such Person and one or more Subsidiaries of such Person; or (iii) one or more Subsidiaries of such Person.

(nnn) “Trading Day” means a day on which the Common Shares are quoted or traded on a Principal Market on which the Common Shares are then quoted or listed; provided, that in the event that the Common Shares are not listed or quoted, then Trading Day shall mean a Business Day.

(ooo) “Transaction Document” shall have the meaning given such term in the Purchase Agreement.

(ppp) “Underlying Shares” means the Common Shares issuable upon conversion of this Debenture in accordance with the terms hereof.

(qqq) “Violations” shall have the meaning set forth in Section (6)(a).

(rrr) “VWAP” means, for any security as of any date, the daily dollar volume-weighted average price for such security on the Principal Market during regular trading hours as reported by Bloomberg through its “Historical Prices – Px Table with Average Daily Volume” function.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Company has caused this Secured Convertible Debenture to be duly executed by a duly authorized officer as of the date first set forth above.

COMPANY:

STREAMEX CORP. (F/K/A BIOSIG TECHNOLOGIES, INC.)

By:	/s/ Karl Henry McPhie
Name:	Karl Henry McPhie
Title:	Chief Executive Officer